Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of PetMed Express, Inc. of our report dated October 14, 2025, relating to the consolidated financial statements of PetMed Express, Inc. and subsidiaries as of and for the year ended March 31, 2025, appearing in the Annual Report on Form 10-K of PetMed Express, Inc. for the year ended March 31, 2026.

RSM US LLP

Coral Gables, Florida
September 28, 2026